<PAGE 1>
As filed with the Securities and Exchange Commission on December 2, 1999
                                              Registration No. 33-
=======================================================================
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                          ----------------------
                                 Form S-8
                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933

                        BETHLEHEM STEEL CORPORATION
          (Exact name of Registrant as specified in its charter)
          Delaware                                24-0526133
 (State or other jurisdiction of               (I.R.S. Employer
  incorporation or organization)                Identification No.)
                            1170 Eighth Avenue
                    Bethlehem, Pennsylvania 18016-7699
                              (610) 694-2424
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                      SAVINGS PLAN FOR SALARIED EMPLOYEES
            OF BETHLEHEM STEEL CORPORATION AND SUBSIDIARY COMPANIES
                         (Full title of the plan)

                          WILLIAM H. GRAHAM, ESQ.
                        Bethlehem Steel Corporation
                             2018 Martin Tower
                            1170 Eighth Avenue
                         Bethlehem, PA  18016-7699
                              (610) 694-7430
            (Name, address, including zip code, and telephone number,
                including area code, of agent for service)

                      CALCULATION OF REGISTRATION FEE

==============================================================================
                                         Proposed    Proposed
                                         maximum     maximum
  Title of             Amount            offering    aggregate     Amount of
securities to          to be             price per   offering     registration
be registered        Registered          unit (1)    price (1)       fee
=============      ==============        =========   ===========  ============
Common Stock       8,000,000 shares (2)  $6.09       $48,720,000  $13,544.16

Preference Stock
Purchase
Rights (3)         8,000,000 rights      N/A         N/A          N/A
==============================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933 on the basis of the high and low prices ($6.09 per share) of the Registrant's Common Stock on the New York Stock Exchange Composite Tape on November 26, 1999.

(2) The 8,000,000 shares of Bethlehem Common Stock registered represent the estimated number of shares that will be purchased for the Plan with employee contributions and related Company contributions through December 31, 2004, based on an average cost of $10.00 per share for such Common Stock for the period January 1, 1995 through December 31, 1999.

(3) Rights are evidenced by certificates for shares of the Common Stock and automatically trade with such Common Stock. The value attributable to such Rights, if any, is reflected in the market price of the Common Stock.

                                   ----------
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
                                   ----------




<PAGE 2>
                                     PART II
            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

         The following documents heretofore filed with the Securities and Exchange Commission (the "Commission") by Bethlehem Steel Corporation ("Bethlehem") (File No. 1-1941) and the Savings Plan for Salaried Employees of Bethlehem Steel Corporation and Subsidiary Companies (the "Plan") (File No. 1-2516) are incorporated by reference in this registration statement:

     1. Bethlehem's Annual Report on Form 10-K for the year ended December 31, 1998.

     2. The Plan's Annual Report on Form 11-K for the year ended December 31, 1998.

     3. Bethlehem's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

     4.  Bethlehem's Current Report on Form 8-K dated March 19, 1999.

     5. The description of Bethlehem's Common Stock set forth in Article Fourth of Bethlehem's Second Restated Certificate of Incorporation.

     6. Bethlehem's Registration Statement on Form 8-A dated October 7, 1998, as amended by Form 8-A/A dated March 17, 1999, relating to Bethlehem's Preference Stock Purchase Rights.

     7.  Registration Statement Nos. 2-71699, 2-53880, 2-90795 and 33-50189
         including all post-effective amendments thereto.

         All documents filed by Bethlehem or the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         The validity of the shares of Common Stock to be issued pursuant to the Plan will be passed upon for Bethlehem by William H. Graham, Esq., General Counsel of Bethlehem. Mr. Graham is paid a salary by Bethlehem and participates in various employee benefit plans offered to officers and employees of Bethlehem generally.

Item 6.  Indemnification of Directors and Officers.

         The following discussion is a summary of certain provisions relating to indemnification of officers and directors pursuant to the Bethlehem Second Restated Certificate of Incorporation, Bethlehem By-laws, Bethlehem's Indemnification Assurance Agreements and the General Corporation Law of the State of Delaware (the "DGCL"). Reference is made to, and this summary is qualified in its entirety by, such Second Restated Certificate of Incorporation, By-laws, Indemnification Assurance Agreements and the DGCL.

         Section 145 of the DGCL: (i) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; (ii) gives a director or officer who successfully defends an action the right to be so indemnified; and (iii) permits a corporation to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or otherwise.

         It is and has been Bethlehem's policy to indemnify its officers and directors against any costs, expenses and other liabilities to which they may become subject by reason of their service to Bethlehem, and to insure its directors and officers against such liabilities, as and to the extent permitted by applicable law and in accordance with the principles of good corporate governance. In this regard, Article IX of Bethlehem's By-laws requires Bethlehem to indemnify its directors and officers to the maximum extent permitted by the DGCL. Pursuant to this policy, Bethlehem has entered into individual Indemnification Assurance Agreements with each of its directors and executive officers pursuant to which Bethlehem has agreed to indemnify each of its directors and executive officers to the full extent provided by applicable law and the By-laws of Bethlehem as currently in effect. In addition, Bethlehem has established in connection with its indemnification policy an irrevocable letter of credit in an aggregate amount of $5 million to assure payment to each director and executive officer of any amounts to which they may become entitled as indemnification pursuant to the By-laws in the event that, for any reason, Bethlehem shall not pay to them any such amounts.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling Bethlehem pursuant to the foregoing provisions, Bethlehem has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and therefore unenforceable.

         Bethlehem maintains insurance policies insuring its directors and officers against certain losses incurred by them as a result of claims based upon their actions or statements (including omissions to act or to make statements) as directors and officers. The aggregate amount payable for individual directors and officers under such policies in any policy year is limited to $75 million. After certain deductibles, Bethlehem is entitled to reimbursement of up to $50 million under such policies in connection with its indemnification of directors and officers.

         Bethlehem also maintains an insurance policy insuring those individuals who are fiduciaries, as defined by the Employee Retirement Income Security Act of 1974, under certain employee benefit plans of Bethlehem and its subsidiaries against certain losses incurred by them as a result of claims based on their responsibilities, obligations and duties under such Act. This fiduciary policy is subject to certain deductibles and has an annual aggregate limit of $30 million.

         Section 102(b)(7) of the DGCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating the potential monetary liability of a director to the corporation or its stockholders for breach of fiduciary duty as a director, provided that such provision shall not eliminate the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock purchase or redemption, or (iv) for any transaction from which the director receives an improper personal benefit. Article Ninth of Bethlehem's Second Restated Certificate of Incorporation includes such a provision.


Item 7.  Exemption from Registration Claimed.

         Not applicable.


Item 8.  Exhibits.

         The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.


Item 9.  Undertakings.

(a)     The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethlehem and Commonwealth of Pennsylvania, on this 2nd day of December, 1999.

                                   BETHLEHEM STEEL CORPORATION
                                           Registrant


                                   By /s/ Curtis H. Barnette
                                      ------------------------------------
                                      Curtis H. Barnette
                                      Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         Signatures                  Title                    Date
         ==========                  =====                    ====
/s/ Curtis H. Barnette    Director, Chairman and        December 2, 1999
-----------------------   Chief Executive Officer
    Curtis H. Barnette    (principal executive
                          officer)

/s/ Gary L. Millenbruch   Director, Vice Chairman and   December 2, 1999
-----------------------   Chief Financial Officer
    Gary L. Millenbruch   (principal financial officer)


/s/ Lonnie A. Arnett      Vice President and            December 2, 1999
-----------------------   Controller (principal
    Lonnie A. Arnett      accounting officer)


         *                Director                      December 2, 1999
-----------------------
Benjamin R. Civiletti


         *                Director                      December 2, 1999
-----------------------
  Worley H. Clark


         *                Director                      December 2, 1999
-----------------------
  John B. Curcio

                                      6

       Signatures                    Title                    Date
       ==========                    =====                    ====
           *                       Director              December 2, 1999
------------------------
    Duane R. Dunham


           *                       Director              December 2, 1999
------------------------
     Lewis B. Kaden


           *                       Director              December 2, 1999
------------------------
     Harry P. Kamen


           *                       Director              December 2, 1999
------------------------
    William M. Landuyt


           *                       Director              December 2, 1999
------------------------
 Robert McClements, Jr.


           *                       Director              December 2, 1999
------------------------
     Roger P. Penny



           *                       Director              December 2, 1999
------------------------
  Shirley D. Peterson



           *                       Director              December 2, 1999
------------------------
     Dean P. Phypers


           *                       Director              December 2, 1999
------------------------
    John F. Ruffle


By  /s/ Lonnie A. Arnett
------------------------
    Lonnie A. Arnett
   (Attorney-in-Fact)

                                  7

                                  SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Savings Plan for Salaried Employees of Bethlehem Steel Corporation and Subsidiary Companies has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethlehem and Commonwealth of Pennsylvania, on this 2nd day of December, 1999.

                                SAVINGS PLAN FOR SALARIED EMPLOYEES
                                OF BETHLEHEM STEEL CORPORATION AND
                                SUBSIDIARY COMPANIES


                                /s/ A. E. Moffitt, Jr.
                                -----------------------------------
                                A. E. Moffitt, Jr.
                                Chairman, Employee Benefits
                                Administration Committee


                                       8

                               EXHIBIT INDEX

Exhibit                                                             Page
Number                       Description                           Number
=======                      ===========                           ======

4(a)     Second Restated Certificate of Incorporation
         (Incorporated by reference from Exhibit 3(a) to Bethlehem's annual report on Form 10-K for the year ended December 31, 1998).

4(b)     By-laws of Bethlehem Steel Corporation, as amended
         October 1, 1999 (Incorporated by reference from
         Exhibit 4 to Bethlehem's quarterly report on Form
         10-Q for the quarter ended September 30, 1999).

4(c) Rights Agreement, dated as of July 29, 1998, between Bethlehem Steel Corporation and First Chicago
         Trust Company of New York (Incorporated by reference from Bethlehem's Report on Form 8-K filed August 5,
         1998).

4(d) Amendment No. 1 to the Rights Agreement, dated as of March 17, 1999, between Bethlehem Steel Corporation and First Chicago Trust Company of New York
         (Incorporated by reference from Bethlehem's Amended
         Registration Statement on Form 8-A/A filed March
         19, 1999).

4(e) Form of Common Stock Certificate (Incorporated by reference from Exhibit 4(e) to Bethlehem's
         Registration Statement on Form S-3 (No. 33-48697))

5        Opinion of William H. Graham, Esq.

23(a)    Consent of William H. Graham, Esq. (included in
         Exhibit 5)

23(b)    Consent of PricewaterhouseCoopers LLP

24       Power of Attorney
